Investor Relations Contact: Heather Pribyl 952.540.2095

Buffalo Wild Wings, Inc. Announces
First Quarter Earnings per Share of $1.25 and
Adjusted Earnings per Share of $1.44
-Cost Savings Initiatives of $40 to $50 million By the End of 2018-

Minneapolis, Minnesota, April 26, 2017 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD) announced today financial results for the first quarter ended March 26, 2017.

Key metrics for the first quarter, versus the same period a year ago, were:

•	Total revenue increased 5.2% to $534.8 million

•	Company-owned restaurant sales increased 5.2% to $509.2 million

•	Same-store sales increased 0.5% at company-owned restaurants

•	Net earnings decreased 34.2% to $21.5 million from $32.8 million, and earnings per diluted share decreased 27.5% to $1.25 from $1.73

•	Adjusted net earnings decreased 26.6% to $24.7 million from $33.7 million, and adjusted earnings per diluted share decreased 19.1% to $1.44 from $1.78

Sally Smith, President and Chief Executive Officer, commented, "In the first quarter, we are pleased same-store sales turned positive for both company-owned and franchised locations, outperforming both the negative restaurant industry and a negative casual dining segment. This is due to the continued momentum of our strategic initiatives launched in 2016. The popularity of Half-Price Wing Tuesdays® combined with higher wing prices increased our cost of sales. Labor and operating expenses were also higher compared to the prior year, resulting in lower restaurant-level and operating margins and negatively impacting EPS for the quarter."

Ms. Smith continued, "In order to improve margins and profitability, we've undertaken a thorough review of our restaurant operating practices, field organization, and third-party spend with a leading consulting firm who worked with our Team Members and franchisees. We've identified areas to streamline work and improve efficiencies. As a result of these initiatives, we expect to realize $40 to $50 million in cost savings over the next two years. Our team is focused, on track, and making the strategic changes to improve sales and profitability for the long run."

Ms. Smith concluded, "With the consumer and competitive headwinds and inflation on wings, offsetting our cost savings initiatives and after absorbing the $0.25 to $0.40 impact of the proxy matters and other adjustments, our GAAP EPS range is $5.20 to $5.50."

Strategic Plan

In late 2016, Buffalo Wild Wings implemented several traffic-driving initiatives to return to positive same-store sales against a negative restaurant industry backdrop. Near-term initiatives include: Half-Price Wing Tuesdays, FastBreak Lunch™, Blazin' Rewards® loyalty program, and delivery. Longer term the company is developing sales drivers targeted at the dine-in experience to increase check average during game time and continue to differentiate the Buffalo Wild Wings' game-day experience.

The company completed a thorough review of its cost structure with a leading consulting firm utilizing benchmarks, streamlining work, and improving efficiencies. This included eight weeks of in-restaurant observations at company-owned restaurants and high-margin franchised locations to implement best practices across the Buffalo Wild Wings system. Also reviewed was the field organization, cost of goods sold, general and administrative costs, and third party contracts. As a result, Buffalo Wild Wings estimates it can reduce its spend by approximately $40 to $50 million over the next two years with approximately $20 million to be realized in fiscal 2017.

The company also determined to sell approximately 13% of company-owned Buffalo Wild Wings restaurants and engaged the Cypress Group to lead the sale process. The roughly 80 restaurants in the portfolio optimization process have average unit volumes of $2.5 million with restaurant-level margins of 9.8% on a trailing twelve month basis.

Revenue

•	Total revenue increased $26.5 million to $534.8 million in the first quarter, compared to $508.3 million in the first quarter of 2016.

•
Company-owned restaurant sales for the first quarter increased 5.2% over the same period in 2016 to $509.2 million, primarily driven by 31 additional company-owned restaurants and a 0.5% increase in same-store sales at company-owned restaurants.

•
Franchise royalties and fees increased 5.0% on higher revenues to $25.6 million for the quarter, versus $24.3 million in the first quarter of 2016, primarily driven by additional franchised restaurants and same-stores sales of 0.6%.

Restaurant-level costs and expenses

•
Cost of sales for the first quarter was 31.4% of restaurant sales, compared to 29.7% in the quarter last year, driven by increased promotional activity, a change in sales mix, and higher traditional wing prices.

◦
Traditional wings were $2.05 per pound in the first quarter, representing an $0.08 increase, or 4.1%, higher than last year's first quarter average of $1.97. Traditional wings as a percent of cost of sales was 29.6% in the first quarter.

•
Cost of labor for the first quarter was 31.6% of restaurant sales, 80 basis points higher than first quarter last year, resulting from increased healthcare costs and compensation costs, partially offset by lower workers' compensation expense.

•
Restaurant operating expenses as a percentage of restaurant sales were 15.2%, an increase of 80 basis points from the first quarter of 2016, primarily driven by higher repair and maintenance expenses, third-party delivery commissions, and the timing of sports programming expenses.

•	Occupancy costs were 5.6% as a percentage of restaurant sales, 10 basis points higher compared to the same quarter last year.

•	Restaurant-level profit was $82.2 million, or 16.1%, of restaurant sales, compared to $94.6 million, or 19.5%, in the first quarter last year.

Other Expenses

•	Depreciation and amortization expense for the first quarter was $38.9 million, increasing 3.5%, due to new unit openings over the last 12 months.

•
General and administrative expenses were $32.8 million in the first quarter, increasing 3.4% from the same period last year, due to higher salary and bonus expense, and increased activist advisory fees and consulting services, partially offset by lower stock-based compensation.

•	Stock-based compensation was $0.6 million in the first quarter, compared to $1.4 million of expense in the prior year.

•	Preopening expenses for the quarter totaled $0.6 million, versus $1.9 million in the first quarter last year, due to fewer openings.

•	Loss on asset disposal for the first quarter totaled $1.7 million, compared to last year of $1.2 million.

•	Interest expense was $2.4 million in the first quarter, compared to $0.8 million in the prior year period. The increase is a result of increased borrowing on the line of credit.

•	Other expense was $1.2 million for the quarter, compared to $0.9 million of other income in 2016.

•	The effective tax rate during the quarter was 29.3%, compared to 29.9% in the prior year.

Earnings

•	Operating income was $33.8 million in the first quarter, or 6.3% of total revenue, compared to $46.6 million and 9.2% in the prior year.

•	Net earnings decreased 34.2% to $21.5 million in the first quarter, versus $32.8 million in the first quarter of 2016.

•	Earnings per diluted share were $1.25, compared to first quarter 2016 earnings per diluted share of $1.73.

•	Adjusted earnings per diluted share were $1.44, compared to first quarter 2016 adjusted earnings per diluted share of $1.78.

Balance Sheet

•	Cash totaled $38.6 million at the end of the first quarter.

•	The credit facility had an outstanding balance of $343 million as of the end of the quarter.

•	The quarter ended with over $968.3 million in total assets and $327.5 million in total equity.

Cash Flow

•	Cash flow from operations was $48.9 million for the quarter, a 36.6% decrease over the first quarter last year.

•	Free cash flow in the first quarter was $31.7 million, compared to $43.0 million in the prior year.

•	1,362,890 shares were repurchased for a total of $212.3 million during the first quarter of 2017.

2017 Outlook

The company expects the following approximate new unit development in 2017:

•	15 company-owned Buffalo Wild Wings restaurants in the United States

•	15 franchised Buffalo Wild Wings locations in the United States

•	20 franchised Buffalo Wild Wing locations internationally

•	2 company-owned and 12 to 15 franchised R Taco restaurants

The company expects the following in 2017:

•	Same-store sales growth of approximately 1%

•	Traditional chicken wing cost inflation of 8% to 10%, and when combined with the sales mix shift result in headwind to restaurant-level margins

•	Depreciation and amortization expense of $153 to $157 million

•	General and administrative expense of $143 to $147 million, including stock-based compensation of $10 to $11 million and non-recurring consulting and advisory fees estimated between $6 and $8 million

•	Flat to nominal operating income growth, including the 53rd week and excluding adjusting items

•	Interest expense of approximately $16 million

•	Achieving leverage of 1.5x net debt to EBITDA by the end of the fiscal year

•	Share repurchases of $450 to $500 million

•	Earnings per diluted share of $5.20 to $5.50

•	Adjusted earnings per diluted share of $5.45 to $5.90

•	Capital expenditures of approximately $100 million

Buffalo Wild Wings will be hosting a conference call today, April 26, 2017 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our investor website IR.BuffaloWildWings.com.

A replay of the call will be available until May 3, 2017. To access this replay, please dial 1-412-317-6671 password 5551287.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,230 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and restaurant performance measures and growth goals, including but not limited to those relating to our second quarter trends, projected unit and net earnings growth rates, and projected share repurchase activity and capital expenditures. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “scheduled,” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly international locations), success of acquired restaurants, success of investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings and supply chain consistency, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended
	March 26, 2017	March 27, 2016
Revenue:
Restaurant sales	$509,205	483,911
Franchise royalties and fees	25,558	24,346
Total revenue	534,763	508,257
Costs and expenses:
Restaurant operating costs:
Cost of sales	160,001	143,823
Labor	161,034	149,129
Operating	77,540	69,680
Occupancy	28,463	26,723
Depreciation and amortization	38,877	37,549
General and administrative	32,752	31,665
Preopening	587	1,863
Loss on asset disposals and impairment	1,728	1,222
Total costs and expenses	500,982	461,654
Income from operations	33,781	46,603
Interest expense	2,358	840
Other expense (income)	1,160	(867)
Earnings before income taxes	30,263	46,630
Income tax expense	8,876	13,952
Net earnings including noncontrolling interests	21,387	32,678
Net earnings (loss) attributable to noncontrolling interests	(162)	(95)
Net earnings attributable to Buffalo Wild Wings	$21,549	32,773
Earnings per common share – basic	$1.26	1.73
Earnings per common share – diluted	$1.25	1.73
Weighted average shares outstanding – basic	17,163	18,922
Weighted average shares outstanding – diluted	17,187	18,957

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 26, 2017	March 27, 2016
Revenue:
Restaurant sales	95.2%	95.2%
Franchise royalties and fees	4.8	4.8
Total revenue	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	31.4	29.7
Labor	31.6	30.8
Operating	15.2	14.4
Occupancy	5.6	5.5
Depreciation and amortization	7.3	7.4
General and administrative	6.1	6.2
Preopening	0.1	0.4
Loss on asset disposals and impairment	0.3	0.2
Total costs and expenses	93.7	90.8
Income from operations	6.3	9.2
Interest expense	0.4	0.2
Other expense (income)	0.2	(0.2)
Earnings before income taxes	5.7	9.2
Income tax expense	1.7	2.7
Net earnings including noncontrolling interests	4.0	6.4
Net earnings (loss) attributable to noncontrolling interests	(0.0)	(0.0)
Net earnings attributable to Buffalo Wild Wings	4.0%	6.4%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
(unaudited)

	March 26, 2017	December 25, 2016
Assets
Current assets:
Cash	$38,611	49,266
Accounts receivable, net of allowance of $251	41,941	34,225
Inventory	14,917	16,532
Prepaid expenses	7,831	9,075
Refundable income taxes	—	1,018
Restricted assets	22,530	66,471
Total current assets	125,830	176,587

Property and equipment, net	567,214	592,806
Reacquired franchise rights, net	115,660	118,973
Other assets	42,331	41,625
Goodwill	117,228	117,228
Total assets	$968,263	1,047,219

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred revenue	$4,515	3,089
Accounts payable	33,370	45,797
Accrued compensation and benefits	34,672	47,304
Accrued expenses	31,135	32,347
Income tax payable	10,407	—
Current portion of long-term debt and capital lease obligations	4,043	3,745
Current portion of deferred lease credits	4,542	873
System-wide payables	63,322	108,814
Total current liabilities	186,006	241,969

Long-term liabilities:
Other liabilities	15,976	16,109
Deferred income taxes	18,686	21,588
Long-term debt and capital lease obligations, net of current portion	379,231	205,312
Deferred lease credits, net of current portion	40,913	44,341
Total liabilities	640,812	529,319

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized, none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 16,136,768 and 17,462,465 shares, respectively	139,927	147,234
Retained earnings	191,635	374,683
Accumulated other comprehensive loss	(3,810)	(3,878)
Total stockholders’ equity	327,752	518,039
Noncontrolling interests	(301)	(139)
Total equity	327,451	517,900
Total liabilities and equity	$968,263	1,047,219

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(unaudited)

	Three months ended
	March 26, 2017	March 27, 2016
Cash flows from operating activities:
Net earnings including noncontrolling interests	$21,387	32,678
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation and amortization	38,877	37,549
Loss on asset disposals	1,728	1,222
Deferred lease credits	1,911	2,067
Deferred income taxes	(2,902)	858
Stock-based compensation	617	1,404
Excess tax benefit from stock issuance	—	(33)
Change in fair value of contingent consideration	170	(1,106)
Loss on investments in affiliates	1,363	158
Change in operating assets and liabilities, net of effect of acquisitions:
Trading securities	—	(104)
Accounts receivable	(10,051)	(1,297)
Inventory	1,619	806
Prepaid expenses	1,245	889
Other assets	(2,927)	(428)
Deferred revenue	1,426	(181)
Accounts payable	(4,378)	(706)
Income taxes	11,425	22,813
Accrued expenses	(12,658)	(19,488)
Net cash provided by operating activities	48,852	77,101
Cash flows from investing activities:
Acquisition of property and equipment	(17,140)	(34,094)
Acquisition of businesses	—	(3,860)
Net cash used in investing activities	(17,140)	(37,954)
Cash flows from financing activities:
Proceeds from revolving credit facility	220,000	108,633
Repayments of revolving credit facility	(47,000)	(135,514)
Borrowings from restricted funds	933	22,622
Repurchases of common stock	(212,250)	(25,000)
Other financing activities	(1,123)	(500)
Issuance of common stock	769	434
Excess tax benefit from stock issuance	—	33
Tax payments for restricted stock units	(3,716)	(9,172)
Net cash used in financing activities	(42,387)	(38,464)
Effect of exchange rate changes on cash	20	(210)
Net increase (decrease) in cash	(10,655)	473
Cash at beginning of period	49,266	11,220
Cash at end of period	$38,611	11,693

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information
Restaurant Count
Company-owned Restaurants (includes Buffalo Wild Wings, R Taco, and Buffalo Wild Wings-owned PizzaRev locations):

	Q1	Q2	Q3	Q4
2017	634
2016	603	609	617	631
2015	501	517	573	596
2014	443	449	463	491
2013	397	407	415	434

Franchised Restaurants (includes Buffalo Wild Wings and R Taco locations):

	Q1	Q2	Q3	Q4
2017	616
2016	587	596	602	609
2015	593	593	569	579
2014	569	579	588	591
2013	514	525	534	559

Restaurant Count Rollforward:

	Three Months Ended
	March 26, 2017			March 27, 2016
	Corporate	Franchise	Total	Corporate	Franchise	Total
Buffalo Wild Wings
Beginning of period	621	602	1,223	590	573	1,163
Opened	3	7	10	6	8	14
Acquired	—	—	—	1	(1)	—
Closed/Relocated	(1)	(2)	(3)	(1)	—	(1)
End of period	623	607	1,230	596	580	1,176
R Taco
Beginning of period	8	7	15	4	6	10
Opened	1	2	3	1	1	2
Acquired	—	—	—	—	—	—
Closed/Relocated	—	—	—	—	—	—
End of period	9	9	18	5	7	12
PizzaRev
Beginning of period	2	n/a	2	2	n/a	2
Opened	—	n/a	—	—	n/a	—
Acquired	—	n/a	—	—	n/a	—
Closed/Relocated	—	n/a	—	—	n/a	—
End of period	2	n/a	2	2	n/a	2
Consolidated
End of the period	634	616	1,250	603	587	1,190

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Same-Store Sales at Buffalo Wild Wings in United States and Canada
Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2017	0.5%
2016	(1.7%)	(2.1%)	(1.8%)	(4.0%)	(2.4%)
2015	7.0%	4.2%	3.9%	1.9%	4.2%
2014	6.6%	7.7%	6.0%	5.9%	6.5%
2013	1.4%	3.8%	4.8%	5.2%	3.9%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2017	0.6%
2016	(2.4%)	(2.6%)	(1.6%)	(3.9%)	(2.7%)
2015	6.0%	2.5%	1.2%	0.1%	2.5%
2014	5.0%	6.5%	5.7%	5.1%	5.6%
2013	2.2%	4.1%	3.9%	3.1%	3.3%

Average Weekly Sales Volumes at Buffalo Wild Wings locations in United States and Canada

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2017	$62,970
2016	62,829	59,894	59,690	59,120	60,366
2015	64,851	61,960	61,831	61,971	62,529
2014	60,966	59,403	59,643	62,119	60,470
2013	56,953	54,759	55,592	58,204	56,392

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2017	$65,713
2016	65,636	62,454	61,497	61,397	62,662
2015	67,075	63,904	62,819	64,032	64,474
2014	63,852	61,845	61,586	63,949	62,595
2013	60,050	58,186	58,926	61,167	59,594

Restaurant-Level Profit and Restaurant-Level Margin
Restaurant-level profit and restaurant-level margin are neither required by, nor presented in accordance with U.S. GAAP and are non-GAAP financial measures. Restaurant-level profit is defined restaurant sales less restaurant operating costs (cost of sales, labor, operating, and occupancy expense). Restaurant-level margin is defined as restaurant-level profit as a percentage of restaurant sales. Restaurant-level profit and restaurant-level margin have limitations as analytical tools, and should not be evaluated in isolation or as substitutes for analysis of results as reported under U.S. GAAP. Management believes the restaurant-level profit and restaurant-level margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant-level profit and restaurant-level margin as key performance indicators to evaluate the profitability of company-owned restaurants.
A reconciliation of restaurant sales to restaurant-level margin is provided below:

	Three months ended
	March 26, 2017	March 27, 2016
Restaurant sales	$509,205	483,911
Restaurant operating costs	427,038	389,355
Restaurant-level profit	82,167	94,556
Restaurant-level margin	16.1%	19.5%

EBITDA

Earnings before interest, taxes, and depreciation and amortization (EBITDA) is not required by, nor presented in accordance with U.S. GAAP and is a non-GAAP financial measure. The Company defines EBITDA as net earnings including non-controlling interests plus interest expense, income tax expense, and depreciation and amortization. EBITDA has limitations as an analytical tool, and should not be evaluated in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Management utilizes this metric as a basis for evaluating our ongoing operations, and believes investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for evaluating our ongoing results of operations, without the effects of interest, taxes, and depreciation and amortization.

A reconciliation of net earnings including noncontrolling interests to EBITDA is provided below:

	Three months ended
	March 26, 2017	March 27, 2016
Net earnings including noncontrolling interests	$21,387	32,678
Income tax expense	8,876	13,952
Interest expense	2,358	840
Depreciation and amortization	38,877	37,549
EBITDA	$71,498	85,019

Adjusted Net Earnings and Adjusted Earnings per Share

Adjusted net earnings and adjusted earnings per share are not required by, nor presented in accordance with U.S. GAAP and are non-GAAP financial measures. The Company defines adjusted earnings per share as adjusted net earnings attributable to Buffalo Wild Wings divided by our weighted diluted average shares outstanding. Adjusted net earnings attributable to Buffalo Wild Wings is calculated as earnings before income taxes plus loss on asset disposals and impairment (excluding store closing reserve costs), proxy costs for contested election, advisory and consulting fees, and acquisition costs. This amount is then adjusted for an estimated income tax expense and net earnings (loss) attributable to noncontrolling interests. Adjusted net earnings and adjusted earnings per share have limitations as analytical tools, and should not be evaluated in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Management utilizes these metrics as a basis for evaluating our ongoing operations, and believes investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations, without the effects of costs that are not expected to recur frequently, or costs that are subject to variations we do not believe are indicative of our ongoing results of operations.

	Three months ended
	March 26, 2017	March 27, 2016
Earnings before income taxes (a)	$30,263	46,630
Loss on asset disposals and impairment (b)	1,695	1,205
Proxy costs for contested election, advisory and consulting fees (c)	2,830	—
Acquisition costs (d)	—	145
Adjusted earnings before income taxes	34,788	47,980
Estimated income tax expense (e)	10,203	14,356
Adjusted earnings including noncontrolling interests	24,585	33,624
Net earnings (loss) attributable to noncontrolling interests (a)	(162)	(95)
Adjusted net earnings attributable to Buffalo Wild Wings	$24,747	33,719
Weighted average shares outstanding – diluted (a)	17,187	18,957
Adjusted earnings per diluted share	$1.44	1.78

(a) Equals the amount shown on our Consolidated Statements of Earnings.
(b) Consists of loss on asset disposals and impairments, excluding store closing reserve costs of $33 and $17, for the three-month periods ended March 26, 2017 and March 27, 2016, respectively.
(c) Consists of costs related to the advisory fees and preparation of proxy materials in a contested election for the board of directors, and costs related to consulting services pertaining to the identification of best practices and improving efficiencies.
(d) Consists of costs associated with an acquisition of a franchise-owned store.
(e) Our effective tax rates for the three-month periods ended March 26, 2017 and March 27, 2016 were 29.3% and 29.9%, respectively. The calculated estimated income tax expense is based on these rates.

Adjusted Earnings per Diluted Share Forecast

Adjusted earnings per diluted share is not required by, nor presented in accordance with U.S. GAAP and is a non-GAAP financial measure. The Company defines adjusted earnings per diluted share as diluted earnings per share on a U.S. GAAP basis, plus diluted earnings per share impacts of loss on tangible and intangible asset disposals and impairment, costs related to the advisory fees and preparation of proxy materials in a contested election for the board of directors, and costs related to consulting services pertaining to the identification of best practices and improving efficiencies. Adjusted earnings per diluted share has limitations as an analytical tool, and should not be evaluated in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Management utilizes this metric to forecast and evaluate our ongoing operations, and believes investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for forecasting and evaluating our ongoing results of operations, without the effects of costs that are not expected to recur frequently, or costs that are subject to variations we do not believe are indicative of our ongoing results of operations.

	Twelve months ending December 31, 2017
	Low Projection	High Projection
Earnings per diluted share forecast (a)	$5.20	5.50
Loss on tangible and intangible asset disposals and impairment (b)	0.00	0.05
Proxy costs for contested election, advisory and consulting fees (c)	0.25	0.35
Adjusted earnings per diluted share forecast (d)	$5.45	5.90

(a) Equals the projected earnings per diluted share on a U.S. GAAP basis for fiscal year 2017.
(b) Consists of the projected earnings per diluted share impact of our loss on tangible and intangible asset disposals and impairment for fiscal year 2017.
(c) Consists of the projected earnings per diluted share impact of costs related to the advisory fees and preparation of proxy materials in a contested election for the board of directors, and costs related to consulting services pertaining to the identification of best practices and improving efficiencies for fiscal year 2017.
(d) This estimate assumes diluted weighted average shares outstanding of 16,488 for fiscal year 2017.

Free Cash Flow

Free cash flow is not required by, nor presented in accordance with U.S. GAAP and is a non-GAAP financial measure. The Company defines free cash flow as net cash provided operating activities minus acquisition of property and equipment. Free cash flow has limitations as an analytical tool, and should not be evaluated in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Management utilizes this metric, and also believes investors' understanding of our performance is enhanced by including this non-GAAP financial measure, as a basis for evaluating our cash flow available after capital expenditures.

	Three months ended
	March 26, 2017	March 27, 2016
Net cash provided by operating activities	$48,852	77,101
Acquisition of property and equipment	(17,140)	(34,094)
Free cash flow	$31,712	43,007